As filed with the Securities and Exchange Commission on June 29, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FUELCELL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-0853042 (I.R.S. Employer Identification Number)

3 Great Pasture Road
Danbury, Connecticut 06810
(203) 825-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason Few
President and Chief Executive Officer
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06810
(203) 825-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul D. Broude, Esq. Megan A. Odroniec, Esq. Foley & Lardner LLP 111 Huntington Avenue Boston, Massachusetts 02199 Telephone: (617) 342-4000	Jennifer D. Arasimowicz, Esq. Executive Vice President, General Counsel and Corporate Secretary FuelCell Energy, Inc. 3 Great Pasture Road Danbury, Connecticut 06810 Telephone: (203) 825-6000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, underlying Warrants	8,000,000	$2.30(2)	$18,400,000	$2,389
Common Stock, par value $0.0001 per share, issued upon cashless exercise of Warrants	9,396,320	$2.30(3)	$21,611,536	$2,806
Total	17,396,320		$40,011,536	$5,195

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock being registered hereunder includes such additional number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.  The shares of common stock are being registered for resale by the selling stockholders named in this registration statement.

(2) Represents the higher of: (i) the price at which the warrants may be exercised and (ii) the price of the common stock underlying the warrants calculated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(3) Represents the average of the high and low sale prices of the common stock reported on the Nasdaq Global Market on June 25, 2020, solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2020

PRELIMINARY PROSPECTUS

Up to 17,396,320 Shares of Common Stock
Offered by the Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus of up to 17,396,320 shares of our common stock, par value $0.0001 per share, of which (i) 8,000,000 shares are issuable upon the exercise of warrants that were issued in connection with and pursuant to our $200,000,000 senior secured credit facility entered into on October 31, 2019 (collectively, the “outstanding warrants”) and (ii) 9,396,320 shares were issued upon the cashless exercise of additional warrants issued in connection with and pursuant to such credit facility. The outstanding warrants are exercisable to purchase up to 8,000,000 shares of our common stock at an initial exercise price of $0.242 per share.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders. We will, however, receive proceeds from any outstanding warrants that are exercised by the selling stockholders through the payment of the exercise price in cash, if any.

The selling stockholders or their respective transferees, pledgees, assignees, or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. The selling stockholders may sell the stock directly or through brokers or dealers and will bear all commissions and discounts, if any, attributable to the sales of their shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 14 for more information about how the selling stockholders may sell or dispose of the shares of common stock.

Our common stock is traded on the Nasdaq Global Market under the symbol “FCEL.” On June 26, 2020, the closing price of our common stock was $2.09 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus, in our most recent Quarterly Report on Form 10-Q, in subsequently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, in other documents that are incorporated by reference herein, and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered prior to an investment in the common stock which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2020.

Table of Contents

You should rely only on the information contained, or incorporated by reference, in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that FuelCell Energy, Inc. (“FuelCell Energy,” “FuelCell,” the “Company,” “we,” “our,” “us” or similar terms) filed with the Securities and Exchange Commission (the “SEC”) and pursuant to which the selling stockholders may from time to time sell up to 17,396,320 shares of our common stock, par value $0.0001 per share, of which (i) 8,000,000 shares are issuable upon the exercise of outstanding warrants and (ii) 9,396,320 shares were issued upon the cashless exercise of warrants. This prospectus and any other document we may authorize to be delivered to you includes all material information relating to the offering of our common stock by the selling stockholders.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site described below under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, the documents incorporated by reference herein and therein and any related free writing prospectuses issued by us may contain forward-looking statements about our financial condition, results of operations, plans, objectives, future performance, business, and expectations, beliefs, intentions and strategies for the future. Statements preceded by, followed by or that include words such as “expects,” “anticipates,” “estimates,” “goals,” “projects,” “intends,” “plans,” “believes,” “predicts,” “should,” “seeks,” “will,” “could,” “would,” “may,” “forecast,” or similar expressions and variations of such words are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. Such statements relate to, among other things, the following: (i) the development and commercialization by the Company of fuel cell technology and products and the market for such products; (ii) expected operating results such as revenue growth and earnings; (iii) our beliefs regarding our liquidity position and our ability to fund our business operations, including, but not limited to, our belief that we have sufficient liquidity to fund our business operations for 12 months following the filing of our Quarterly Report on Form 10-Q for the quarter ended April 30, 2020; (iv) future funding under Advanced Technologies contracts; (v) future financing for projects, including equity and debt investments by investors and commercial bank financing, as well as overall financial market conditions; (vi) actions by our current loan counterparties; (vii) our ability to comply with the terms and conditions of our loans, including the use of proceeds of our loans as described in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2020; (viii) the expected cost competitiveness of our technology; and (ix) our ability to achieve our sales plans, market access and market expansion goals, and cost reduction targets.

Forward-looking statements are neither historical facts, nor assurances of future performance. Instead, such statements are based only on our current beliefs, expectations and assumptions regarding the future. As such, the realization of matters expressed in forward-looking statements involves inherent risks and uncertainties. Our actual results may differ materially from those contemplated by any such forward-looking statements due to, among other factors, the risks and uncertainties described in or incorporated by reference into this prospectus, including the risks described in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2020 in the section entitled “Risk Factors,” the risks described in subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and the following risks and uncertainties:

●	general risks associated with product development and manufacturing;
●	general economic conditions;
●	changes in the utility regulatory environment;
●	changes in the utility industry and the markets for distributed generation, distributed hydrogen, and carbon capture configured fuel cell power plants;
●	potential volatility of energy prices;
●	availability of government subsidies and economic incentives for alternative energy technologies;
●	our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market (“Nasdaq”);
●	rapid technological change;

●	intense competition in the alternative energy industry;
●	our dependence on strategic relationships;
●	market acceptance of our products and fuel cell systems generally;
●	changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States;
●	factors affecting our liquidity position and financial condition;
●	government appropriations;
●	the ability of the government to terminate its development contracts at any time;
●	the ability of the government to exercise “march-in” rights with respect to certain of our patents;
●	the situation with POSCO Energy Co., Ltd. which has limited and continues to limit our efforts to access the South Korean and Asian markets and could expose us to costs of arbitration or litigation proceedings;
●	our ability to implement our strategy;
●	our ability to reduce our levelized cost of energy and our cost reduction strategy generally;
●	our ability to protect our intellectual property;
●	litigation and other proceedings;
●	the risk that commercialization of our products will not occur when anticipated;
●	our need for and the availability of additional financing;
●	our ability to generate positive cash flow from operations;
●	our ability to service our long-term debt;
●	our ability to increase the output and longevity of our power plants;
●	our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies;
●	changes by the U.S. Small Business Administration or other governmental authorities regarding the Coronavirus Aid, Relief, and Economic Security Act, the Payroll Protection Program or related administrative matters; and
●	concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus (COVID-19), and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, or the demand for our products.

We cannot assure you that: we will be able to meet any of our development or commercialization schedules; we will be able to remain in compliance with the minimum bid price requirement of the Nasdaq listing rules; any of our new products or technologies, once developed, will be commercially successful; our existing SureSource power plants will remain commercially successful; we will be able to draw down on our existing credit facilities or obtain new financing or raise capital to achieve our business plans; the government will appropriate the funds anticipated by us under our government contracts; the government will not exercise its right to terminate any or all of our government contracts; or we will be able to achieve any other result anticipated in any other forward-looking statement contained or incorporated by reference herein.

Any forward-looking statement contained in this prospectus and any prospectus supplement and the documents incorporated by reference herein and therein speaks only as of the date on which the statement was made, and we undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as may be required by law. In addition to the factors outlined above, new risks emerge from time to time, and we cannot predict all of the risks that may impact our business or the extent to which any particular risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statement.

PROSPECTUS SUMMARY

The information contained in or incorporated by reference into this prospectus summarizes certain information about our Company. It may not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” on page 4, and the other information incorporated by reference into this prospectus.

Our Business

FuelCell Energy is a leading integrated fuel cell company with a growing global presence in delivering environmentally-responsible distributed baseload power solutions through our proprietary, molten-carbonate fuel cell technology. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. We are working to expand the proprietary technologies that we have developed over the past five decades into new products, applications, markets and geographies. Our mission and purpose remains to utilize our proprietary, state-of-the-art fuel cell platforms to reduce the global environmental footprint of baseload power generation by providing environmentally responsible solutions for reliable electrical power, hot water, steam, chilling, distributed hydrogen, micro-grid applications, electrolysis, long-duration hydrogen-based energy storage and carbon capture and, in so doing, drive demand for our products and services, thus realizing positive stockholder returns.

The Offering

On October 31, 2019, we and certain of our subsidiaries as guarantors entered into a credit agreement for a $200,000,000 senior secured credit facility (as amended from time to time, the “Credit Facility”) structured as a delayed draw term loan. In conjunction with the closing of the Credit Facility, on October 31, 2019, we drew down $14,500,000 (the “Initial Funding”), and, on November 22, 2019, we drew down an additional $65,500,000 (the “Second Funding”).

In connection with the closing of the Credit Facility and the Initial Funding, on October 31, 2019, we issued to the lenders under the Credit Facility warrants to purchase up to a total of 6,000,000 shares of our common stock at an initial exercise price of $0.310 per share. All of these warrants were exercised, on a cashless basis, on January 9, 2020, resulting in the issuance of 5,132,106 shares of common stock.

In addition, on November 22, 2019, in connection with the Second Funding, the lenders were issued additional warrants to purchase up to a total of 14,000,000 shares of our common stock, with an initial exercise price with respect to 8,000,000 of such shares of $0.242 per share and with an initial exercise price with respect to 6,000,000 of such shares of $0.620 per share. Of these warrants, warrants to purchase 6,000,000 shares of common stock were exercised, on a cashless basis, on January 9, 2020, resulting in the issuance of 4,264,214 shares of common stock. Following this cashless exercise, there are warrants to purchase up to 8,000,000 shares of common stock at an initial exercise price of $0.242 per share outstanding.

See “DESCRIPTION OF CAPITAL STOCK — Warrants Issued in Connection with the Credit Facility” for additional information regarding the terms of the warrants.

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus of up to 17,396,320 shares of our common stock, of which (i) 8,000,000 shares are issuable upon the exercise of outstanding warrants that were issued in connection with and pursuant to our Credit Facility and (ii) 9,396,320 shares were issued upon the cashless exercise of certain additional warrants that were issued in connection with and pursuant to our Credit Facility.

Corporate Information

Our principal executive offices are located at 3 Great Pasture Road, Danbury, Connecticut 06810. Our telephone number is (203) 825-6000. We maintain a web site at the following Internet address: www.fuelcellenergy.com. The information on, or that can be accessed through, our web site is not incorporated by reference into this prospectus, and you should not consider it to be a part of this prospectus. Our web site address is included as an inactive textual reference only.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent Quarterly Report on Form 10-Q and in subsequently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated into this prospectus by reference, and in any applicable prospectus supplement and/or other offering material. You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before investing in any shares of common stock offered by this prospectus. For more information, see “Where You Can Find More Information.” Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus. We will, however, receive proceeds on the exercise by the selling stockholders of the outstanding warrants if such warrants are exercised for cash. If all of the outstanding warrants are fully exercised for cash, we will receive gross cash proceeds of approximately $1.94 million. We expect to use the proceeds from the exercise of such warrants, if any, for working capital and general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock, and related provisions of our Certificate of Incorporation, as amended (“Certificate of Incorporation”), and our Amended and Restated By-laws (“By-laws”). This summary does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation (including applicable Certificates of Designation) and the By-laws.

Authorized and Outstanding Capital Stock

Under our Certificate of Incorporation, we are authorized to issue 337,500,000 shares of common stock, par value $0.0001 per share, and 250,000 shares of preferred stock, par value $0.01 per share, in one or more series designated by our board of directors, of which 105,875 shares of our preferred stock have been designated as 5% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B Preferred Stock” and, such shares, the “Series B Preferred Shares”). Pursuant to our Certificate of Incorporation, our undesignated shares of preferred stock include all of our shares of preferred stock that were previously designated as Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, as all such shares have been retired and therefore have the status of authorized and unissued shares of preferred stock undesignated as to series.

As of June 24, 2020, 217,907,336 shares of our common stock were issued and outstanding and 64,020 shares of our Series B Preferred Stock were issued and outstanding. No other shares of our preferred stock were issued and outstanding.

As of June 24, 2020, we were obligated, if and when the holders exercise their conversion rights, to issue approximately 37,837 shares of our common stock upon conversion of the Series B Preferred Stock.

As of June 24, 2020, there were outstanding options to purchase 23,891 shares of our common stock under our equity incentive plan, 697,889 shares of our common stock were reserved for issuance upon vesting of outstanding restricted stock units granted under our equity incentive plan, 3,490,197 shares of our common stock were available for future grants of awards under our equity incentive plan, 32,047 shares of our common stock were reserved for future issuance under our employee stock purchase plan, and 500,000 shares of our common stock were reserved for potential issuance in settlement of restricted stock units to be granted to our Chief Executive Officer.

As of June 24, 2020, the selling stockholders held warrants to purchase up to 8,000,000 shares of our common stock. The exercise price of these warrants is $0.242 per share, and the expiration date of such warrants is November 22, 2028.

As of June 24, 2020, there were also other outstanding warrants (the Series C Warrants dated May 3, 2017) to purchase up to 964,114 shares of our common stock. The exercise price of these warrants is $19.20, and the expiration date of such warrants is May 2, 2022.

As of June 24, 2020, there were 110 holders of record of our common stock.

Common Stock

Voting Rights.   The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders (including the election of directors in uncontested elections) must be approved by a majority of the votes properly cast on the matter at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then-outstanding preferred stock, which rights are described below under “Series B Preferred Stock.” A plurality voting standard applies in contested director elections (i.e., when the number of nominees for election as directors exceeds the number of directors to be elected at such meeting).

Dividends.   Holders of our common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any of our preferred stock then outstanding, which rights are described below under “Series B Preferred Stock.” Dividends consisting of shares of our common stock may be paid to holders of shares of our common stock. We have never paid a cash dividend on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Liquidation Rights.   In the event of our liquidation, dissolution or winding up, after payment of liabilities and liquidation preferences on any of our preferred stock then outstanding (which is described below under “Series B Preferred Stock”), the holders of shares of our common stock are entitled to share ratably in all assets available for distribution.

Other Rights. Holders of shares of our common stock (solely in their capacity as holders of shares of our common stock) have no preemptive rights or rights to convert their shares of our common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Listing on The Nasdaq Global Market.  Our common stock is listed on The Nasdaq Global Market under the symbol “FCEL”.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York.

Series B Preferred Stock

Ranking.   Shares of our Series B Preferred Stock rank with respect to dividend rights and rights upon our liquidation, winding up or dissolution:

•              senior to shares of our common stock;

•              junior to our debt obligations; and

•              effectively junior to our subsidiaries’ (i) existing and future liabilities and (ii) capital stock held by others.

Dividends.   The Series B Preferred Stock pays cumulative annual dividends of $50.00 per share, which are payable quarterly in arrears on February 15, May 15, August 15 and November 15. Dividends accumulate and are cumulative from the date of original issuance. Unpaid accumulated dividends do not bear interest.

The dividend rate is subject to upward adjustment as set forth in the Amended Certificate of Designation for the Series B Preferred Stock (the “Series B Certificate of Designation”) if we fail to pay, or to set apart funds to pay, any quarterly dividend on the Series B Preferred Stock. The dividend rate is also subject to upward adjustment as set forth in the Registration Rights Agreement entered into with the initial purchasers of the Series B Preferred Stock (the “Registration Rights Agreement”) if we fail to satisfy our registration obligations with respect to the Series B Preferred Stock (or the underlying common shares) under the Registration Rights Agreement.

No dividends or other distributions may be paid or set apart for payment on our common stock (other than a dividend payable solely in shares of a like or junior ranking), nor may any stock junior to or on parity with the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for such stock) by us or on our behalf  (except by conversion into or exchange for shares of a like or junior ranking), unless all accumulated and unpaid Series B Preferred Stock dividends have been paid or funds or shares of common stock have been set aside for payment of accumulated and unpaid Series B Preferred Stock dividends.

The dividend on the Series B Preferred Stock may be paid in cash or, at the option of the holder, in shares of our common stock, which will be registered pursuant to a registration statement to allow for the immediate sale of these shares of common stock in the public market.

Liquidation.   The holders of Series B Preferred Shares are entitled to receive, in the event that our Company is liquidated, dissolved or wound up, whether voluntarily or involuntarily, $1,000.00 per share plus all accumulated and unpaid dividends up to but excluding the date of that liquidation, dissolution, or winding up (the “Liquidation Preference”). Until the holders of Series B Preferred Shares receive their Liquidation Preference in full, no payment will be made on any junior shares, including shares of our common stock. After the Liquidation Preference is paid in full, holders of the Series B Preferred Stock will not be entitled to receive any further distribution of our assets. As of April 30, 2020, the Series B Preferred Stock had a Liquidation Preference of $64.0 million.

Conversion Rights.   Each Series B Preferred Share may be converted at any time, at the option of the holder, into 0.5910 shares of our common stock (which is equivalent to an initial conversion price of $1,692 per share) plus cash in lieu of fractional shares. The conversion rate is subject to adjustment upon the occurrence of certain events, as described in the Series B Certificate of Designation. The conversion rate is not adjusted for accumulated and unpaid dividends. If converted, holders of Series B Preferred Shares do not receive a cash payment for all accumulated and unpaid dividends; rather, all accumulated and unpaid dividends are canceled.

We may, at our option, cause Series B Preferred Shares to be automatically converted into that number of shares of our common stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if the closing price of our common stock exceeds 150% of the then-prevailing conversion price ($1,692 per share as of April 30, 2020) for 20 trading days during any consecutive 30 trading day period, as described in the Series B Certificate of Designation.

If the holders of Series B Preferred Stock elect to convert their shares in connection with certain fundamental changes, as defined in the Series B Certificate of Designation, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock upon conversion or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that shares of Series B Preferred Stock are converted into shares of the acquiring or surviving company, in each case as described in the Series B Certificate of Designation.

The adjustment of the conversion price is to prevent dilution of the interests of the holders of the Series B Preferred Stock from certain dilutive transactions with holders of common stock.

Redemption.   We do not have the option to redeem the Series B Preferred Stock. However, holders of the Series B Preferred Shares can require us to redeem all or part of their shares at a redemption price equal to the Liquidation Preference of the shares to be redeemed in the case of a “fundamental change” (as described in the Series B Certificate of Designation). A fundamental change will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock then outstanding and normally entitled to vote in the election of directors;

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to our board of directors or whose nomination for election by the stockholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

•	the termination of trading of our common stock on the Nasdaq and such shares are not approved for trading or quoted on any other U.S. securities exchange or established over-the-counter trading market in the U.S.; or

•	we consolidate with or merge with or into another person or another person merges with or into our Company or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our assets and certain of our subsidiaries, taken as a whole, to another person and, in the case of any such merger or consolidation, our securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of our voting stock are changed into or exchanged for cash, securities or property, unless pursuant to the transaction such securities are changed into securities of the surviving person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person.

Notwithstanding the foregoing, holders of Series B Preferred Shares will not have the right to require us to redeem their shares if:

•	the last reported sale price of shares of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or its announcement equaled or exceeded 105% of the conversion price of the Series B Preferred Shares immediately before the fundamental change or announcement;

•	at least 90% of the consideration (excluding cash payments for fractional shares and in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a U.S. national securities exchange or quoted on the Nasdaq, or which will be so traded or quoted when issued or exchanged in connection with a fundamental change, and as a result of the transaction or transactions, shares of Series B Preferred Stock become convertible into such publicly traded securities; or

•	in the case of a fundamental change event described in the fourth bullet above, the transaction is affected solely to change our jurisdiction of incorporation.

Moreover, we will not be required to redeem any Series B Preferred Shares upon the occurrence of a fundamental change if a third party makes an offer to purchase the Series B Preferred Shares in the manner, at the price, at the times and otherwise in compliance with the requirements set forth above and such third party purchases all Series B Preferred Shares validly tendered and not withdrawn.

We may, at our option, elect to pay the redemption price in cash, in shares of our common stock valued at a discount of 5% from the market price of shares of our common stock, or in any combination thereof. Notwithstanding the foregoing, we may only pay such redemption price in shares of our common stock that are registered under the Securities Act of 1933, as amended (the “Securities Act”), and eligible for immediate sale in the public market by non-affiliates of our Company.

Voting Rights.   Holders of Series B Preferred Stock currently have no voting rights; however, holders may receive certain voting rights, as described in the Series B Certificate of Designation, if  (a) dividends on any Series B Preferred Shares, or any other class or series of stock ranking on parity with the Series B Preferred Stock with respect to the payment of dividends, shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (b) we fail to pay the redemption price, plus accrued and unpaid dividends, if any, on the redemption date for Series B Preferred Shares following a fundamental change.

So long as any Series B Preferred Shares remain outstanding, we will not, without the consent of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time (voting separately as a class with all other series of preferred stock, if any, on parity with our Series B Preferred Stock upon which like voting rights have been conferred and are exercisable) issue or increase the authorized amount of any class or series of shares ranking senior to the outstanding Series B Preferred Shares as to dividends or upon liquidation. In addition, we will not, subject to certain conditions, amend, alter or repeal provisions of our Certificate of Incorporation, including the Series B Certificate of Designation, whether by merger, consolidation or otherwise, so as to adversely amend, alter or affect any power, preference or special right of the outstanding Series B Preferred Shares or the holders thereof without the affirmative vote of not less than two-thirds of the issued and outstanding Series B Preferred Shares.

Warrants Issued in Connection with the Credit Facility

The following summary of the terms of the warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of warrant, which is incorporated herein by reference.

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus of up to 17,396,320 shares of our common stock, of which (i) 8,000,000 shares are issuable upon the exercise of outstanding warrants that were issued in connection with and pursuant to our Credit Facility and (ii) 9,396,320 shares were issued upon the cashless exercise of certain additional warrants that were issued in connection with and pursuant to our Credit Facility. The outstanding warrants are exercisable to purchase up to 8,000,000 shares of our common stock at an initial exercise price of $0.242 per share.

The warrants have an eight-year term from the date of issuance, are and were exercisable immediately beginning on the date of issuance, and include provisions permitting cashless exercises in certain circumstances. The outstanding warrants were issued on November 22, 2019.

A warrant holder will not have the right to exercise any portion of a warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after the exercise; provided, however, that the holder may increase or decrease this limitation at any time, although any increase shall not be effective until the 61st day following the notice of increase. Except as otherwise expressly provided in the warrants, prior to the exercise of a warrant, the holder of such warrant will not have any of the rights of a stockholder of the Company, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the shares of common stock purchasable upon exercise of such warrant.

The warrants contain customary provisions regarding adjustment to their exercise prices and the type or class of security issuable upon exercise, including, without limitation, adjustments as a result of us undertaking or effectuating (a) a stock dividend or dividend of other securities or property, (b) a stock split, subdivision or combination, (c) a reclassification, (d) the distribution to substantially all of the holders of our common stock (or other securities issuable upon exercise of a warrant) of rights, options or warrants entitling such holders to subscribe for or purchase common stock (or other securities issuable upon exercise of a warrant) at a price per share that is less than the average of the closing sales price per share of our common stock for the 10 consecutive trading days ending on and including the trading day before such distribution is publicly announced, and (e) a Fundamental Transaction (as defined below) or Change of Control (as defined in the Credit Facility), as explained further below.

If, while a warrant or any portion thereof is outstanding and unexpired, there is (a) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for in such warrant), (b) a merger or consolidation of the Company with or into another corporation in which we are not the surviving entity, or a reverse triangular merger in which we are the surviving entity but the shares of our capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (c) a sale or transfer of our properties and assets as, or substantially as, an entirety to any other person (any such event, a “Fundamental Transaction”), then, except in the event of a Fundamental Transaction that constitutes a Change of Control, as part of such Fundamental Transaction, the successor corporation or entity must assume in writing all of the obligations of the Company under such warrant, such that the holder of such warrant shall thereafter be entitled to receive, upon exercise of such warrant, the shares of stock or other securities or property of the successor corporation or entity that the holder would have been entitled to receive if such warrant had been exercised immediately prior to such Fundamental Transaction.

Notwithstanding the foregoing, at the request of a holder of a warrant delivered at any time during the period commencing on the earliest to occur of (A) the public disclosure of (1) any Fundamental Transaction in which the successor corporation or entity is not a publicly traded entity whose common equity or ordinary shares, as the case may be, is quoted on or listed for trading on an Eligible Board or Market (as defined in the warrant) or (2) any Change of Control, as applicable, (B) the consummation of any such Fundamental Transaction or any Change of Control, and (C) such holder first becoming aware of any such Fundamental Transaction or any Change of Control, and ending on the date that is 90 days after the public disclosure of the consummation of such Fundamental Transaction or Change of Control, the Company or the successor corporation or entity (as the case may be) must purchase such warrant from such holder. The price payable to a holder for a warrant with respect to which notice is delivered in accordance with the preceding sentence is an amount equal to: (i) in the event that such payment date is on or prior to the second anniversary of the date of issuance of such warrant, the Black Scholes Value (as defined in the warrant) of the unexercised portion of such warrant, or (ii) in the event that such payment date is after the second anniversary of the date of issuance of such warrant, the difference of (x) the product of (I) the remaining amount of shares of common stock issuable upon the exercise of such warrant, multiplied by (II) the consideration per share of common stock paid or payable to each holder of common stock in connection with such Fundamental Transaction or Change of Control, minus (y) the aggregate exercise price of such warrant.

In addition, the warrants provide that, if while a warrant, or any portion thereof, remains outstanding and unexpired, common stockholders shall have received, or become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then such warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of such warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such holder would have been entitled to as if such warrant had been exercised (without regard to any limitations on exercise set forth therein).

In addition, we have granted to the holders of the warrants certain registration rights. Specifically, we have agreed to use commercially reasonable efforts to effect, as soon as practicable after issuance of the warrants, but in no event later than March 16, 2020 (which date has been effectively waived by the holders of the warrants), the registration of resales of all shares of common stock issuable upon exercise of the warrants on a delayed or continuous basis at then-prevailing market prices.

We have agreed to keep the registration statement effective until the earlier of (i) the date as of which the holders of the warrants may sell all of the shares of common stock issuable upon exercise of the warrants without restriction pursuant to Rule 144 as promulgated under the Securities Act (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as promulgated under the Securities Act or (ii) the date on which the holders shall have sold all of the shares of common stock issuable upon exercise of the warrants.

In the event that (a) such a registration statement is not declared effective by the SEC on or before March 16, 2020 (which date has been effectively waived by the holders of the warrants), including if a final prospectus is not filed under Rule 424(b) on or prior to the fifth business day immediately following the effective date for such registration statement (an “Effectiveness Failure”), (b) on any day after the effective date of such a registration statement, sales of common stock cannot be made pursuant to such registration statement or the prospectus contained therein is not available for use for any reason (a “Maintenance Failure”), or (c) such a registration statement is not effective for any reason or the prospectus contained therein is not available for use for any reason, and either (i) we fail to satisfy Rule 144(c)(1), or (ii) we have ever been an issuer under Rule 144(i)(1)(i) or become such an issuer in the future, and we shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Current Public Information Failure”), such that a holder is unable to sell all of the shares of stock issuable upon exercise of the warrant without restriction under Rule 144, then, as partial relief to the holder for damages caused by the delay in, or reduction of, its ability to sell all of such shares (and not exclusive of any other remedies available in equity), we shall pay to the holder $25,000 in cash on the date of such Effectiveness Failure, Maintenance Failure, or Current Public Information Failure, as applicable, and on every subsequent 30-day anniversary of (I) an Effectiveness Failure until such Effectiveness Failure is cured; (II) a Maintenance Failure until such Maintenance Failure is cured; and (III) a Current Public Information Failure until the earlier of (i) the date such Current Public Information Failure is cured and (ii) such time that such public information is no longer required pursuant to Rule 144 (in each case, pro-rated for periods totaling less than 30 days). In the event that any such payment is not timely made, such payment shall bear interest at the rate of 1.0% per month, prorated for partial months, until paid in full.

Anti-Takeover Provisions

Provisions of our Certificate of Incorporation and By-laws. A number of provisions of our Certificate of Incorporation and By-laws concern matters of corporate governance and the rights of stockholders. Some of these provisions, including, but not limited to, the inability of stockholders to take action by unanimous written consent, certain advance notice requirements for stockholder proposals and director nominations, supermajority voting provisions with respect to any amendment of voting rights provisions, the filling of vacancies on the board of directors by the affirmative vote of a majority of the remaining directors, and the ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof without further stockholder action, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of shares of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the board of directors to issue preferred stock without further stockholder action, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock. The board of directors believes these provisions are appropriate to protect our interests and the interests of our stockholders. The board of directors has no present plans to adopt any further measures or devices which may be deemed to have an “anti-takeover effect.”

Delaware Anti-Takeover Provisions. We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

●	before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

●	upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares held by (i) directors who are also officers of the corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least 66 2∕3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by stockholders. A Delaware corporation may “opt out” of Section 203 with an express provision in its original Certificate of Incorporation or any amendment thereto. Our Certificate of Incorporation does not contain any such exclusion.

Exclusive Forum

Our By-laws provide that unless we consent in writing to an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers or other employees to us or our stockholders; (iii) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our By-laws (as either may be amended from time to time); or (iv) any action asserting a claim against us or any of our directors or officers or other employees which claim is governed by the internal affairs doctrine.

Limitations of Directors’ Liability

Our Certificate of Incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders’ derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our Certificate of Incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent described above. Our By-laws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to our Certificate of Incorporation, our By-laws, applicable law, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 17,396,320 shares of our common stock, of which (i) 8,000,000 shares are issuable upon the exercise of outstanding warrants that were issued in connection with and pursuant to our Credit Facility and (ii) 9,396,320 shares were issued upon the cashless exercise of certain additional warrants that were issued in connection with and pursuant to our Credit Facility. See “Prospectus Summary—The Offering” and “DESCRIPTION OF CAPITAL STOCK — Warrants Issued in Connection with the Credit Facility” for additional information. We are registering the offer and sale by the selling stockholders of the shares of our common stock covered by this prospectus to satisfy the contractual registration rights of the selling stockholders under the warrants.

We will pay certain expenses of the registration of the shares offered hereby, including the SEC filing fees. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of our common stock will be borne by the selling stockholders.

The selling stockholders do not have, and within the past three years have not had, any material relationship with us or any of our affiliates other than in connection with the Credit Facility, which, among other things, provided for the issuance of the warrants and provides the selling stockholders with board observer rights pursuant to which the selling stockholders have two non-voting board observer seats, which are currently held by Gerrit Nicholas and Rui Viana.

We do not know when or in what amounts the selling stockholders may offer and sell the shares of our common stock listed in the table below. The selling stockholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. For purposes of presenting information in the table below, however, we have assumed that the selling stockholders will offer and sell all of the shares of common stock covered by this prospectus.

The table below presents information regarding the selling stockholders and the shares of our common stock that the selling stockholders may sell or otherwise dispose of from time to time under this prospectus. The percentage of shares beneficially owned is based upon 217,907,336 shares of common stock issued and outstanding as of June 24, 2020. Under the terms of the warrants, a holder will not have the right to exercise any portion of a warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after the exercise; provided, however, that the holder may increase or decrease this limitation at any time, although any increase shall not be effective until the 61st day following the notice of increase. The number of shares in the table below does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” The information in the table below and the footnotes to the table below are based on information provided to us by the selling stockholders and are accurate to the best of our knowledge as of the date of this prospectus.

	Shares Beneficially Owned Before the Offering and After the Offering
Name of selling stockholder	Shares Beneficially Owned Before the Offering (1)	Percentage of Shares Beneficially Owned Before the Offering	Number of Shares That May be Sold in the Offering	Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering
Orion Energy Credit Opportunities Fund II, L.P. (2)	4,018,794 (3)	1.83%	4,018,794 (3)	-	-
Orion Energy Credit Opportunities Fund II PV, L.P. (2)	6,457,986 (4)	2.92%	6,457,986 (4)	-	-
Orion Energy Credit Opportunities Fund II GPFA, L.P. (2)	395,920 (5)	*	395,920 (5)	-	-
Orion Energy Credit Opportunities FuelCell Co-Invest, L.P.(2)	6,523,620 (6)	2.95%	6,523,620 (6)	-	-

* Less than 1%.

(1) Consists solely of shares of common stock issued or issuable upon exercise of the warrants.

(2) Orion Energy Partners, L.P. is the manager of the selling stockholder and a registered investment adviser. As members of the Investment Committee of Orion Energy Partners, L.P., Nazar Massouh, Gerrit Nicholas, Robert Rusk, and Rui Viana share voting and investment power over the shares held by the selling stockholder. The selling stockholder’s address is 350 Fifth Avenue, Suite 6740, New York, New York 10118.

(3) Includes 2,170,681 shares issued pursuant to the cashless exercise of warrants on January 9, 2020, and 1,848,113 shares issuable upon the exercise of outstanding warrants.

(4) Includes 3,488,169 shares issued pursuant to the cashless exercise of warrants on January 9, 2020, and 2,969,817 shares issuable upon the exercise of outstanding warrants.

(5) Includes 213,850 shares issued pursuant to the cashless exercise of warrants on January 9, 2020, and 182,070 shares issuable upon the exercise of outstanding warrants.

(6) Includes 3,523,620 shares issued pursuant to the cashless exercise of warrants on January 9, 2020, and 3,000,000 shares issuable upon the exercise of outstanding warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued or issuable upon the exercise of warrants to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will, however, receive proceeds on the exercise by the selling stockholders of outstanding warrants for shares of our common stock covered by this prospectus if the warrants are exercised for cash. We will pay certain expenses of the registration of the shares offered hereby, including the SEC filing fees. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of our common stock will be borne by the selling stockholders.

The selling stockholders may sell all or a portion of the shares of common stock offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealers participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other persons participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

In accordance with the terms of the Credit Facility, the Company granted certain of the selling stockholders (i.e., the initial lenders under the Credit Facility – Orion Energy Credit Opportunities Fund II, L.P., Orion Energy Credit Opportunities Fund II GPFA, L.P., and Orion Energy Credit Opportunities Fund II PV, L.P.) two non-voting board observer seats pursuant to an Observer Right Agreement.  The board observers are Gerrit Nicholas and Rui Viana. Gerrit Nicholas is a Managing Partner and Rui Viana is Head of Risk and Analytics for the selling stockholders and both are members of the Investment Committee of Orion Energy Partners, L.P., the Manager of the selling stockholders.

In connection with the rights provided under the Observer Right Agreement, the Company entered into an Indemnification Agreement with certain of its subsidiaries, the board observers, the selling stockholders party to the Observer Right Agreement, and certain affiliates of such selling stockholders, which provides for the indemnification and advancement of expenses to the board observers, such selling stockholders, and their respective affiliates (collectively, the “Indemnitees”) to the fullest extent permitted by law. Under the Indemnification Agreement, each Indemnitee is to be indemnified against certain losses, claims, damages and liabilities actually and reasonably incurred by it or on its behalf if, by reason of a board observer’s status as such or service in such capacity, such Indemnitee is, or is threatened to be made a party to or otherwise involved in any proceeding (as defined in the Indemnification Agreement).

This summary of the Observer Right Agreement and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Observer Right Agreement (which includes, as Exhibit A thereto, a copy of the Indemnification Agreement), which is included as Exhibit 10.7 to the registration statement of which this prospectus is a part.

We have agreed to keep the registration statement effective until the earlier of (i) the date as of which the holders of the warrants may sell all of the shares of common stock issuable upon exercise of the warrants without restriction pursuant to Rule 144 as promulgated under the Securities Act (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as promulgated under the Securities Act or (ii) the date on which the holders shall have sold all of the shares of common stock issuable upon exercise of the warrants.

The shares of common stock, once sold under the registration statement of which this prospectus forms a part, will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus is being passed upon for us by the law firm of Foley & Lardner LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of FuelCell Energy, Inc. as of October 31, 2019 and 2018, and for each of the years in the three-year period ended October 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the October 31, 2019 consolidated financial statements refers to a change in the Company’s method of accounting for revenue due to the adoption of new accounting guidance.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. The SEC maintains a web site, www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may review the registration statement and any other document we file on the SEC’s web site. Our SEC filings are also available to the public on our web site, www.fuelcellenergy.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date on which we file the registration statement of which this prospectus is a part and before the end of the offering of our common stock pursuant to this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, filed with the SEC on January 22, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2020 Annual Meeting of Stockholders filed with the SEC on February 24, 2020;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2020 and April 30, 2020, filed with the SEC on March 16, 2020 and June 12, 2020, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on November 6, 2019 (excluding Item 7.01 and Exhibits 99.1, 99.2 and 99.3 of Item 9.01), November 25, 2019, December 12, 2019, December 20, 2019 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), January 13, 2020, February 13, 2020 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), February 21, 2020, March 20, 2020 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), April 7, 2020 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), April 9, 2020, April 24, 2020 (excluding Item 7.01), May 4, 2020 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), May 12, 2020 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), May 15, 2020, June 11, 2020, June 16, 2020, June 22, 2020 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), and June 29, 2020;

•	any other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since October 31, 2019; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on June 6, 2000, including any amendments or reports filed for the purposes of updating this description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

FuelCell Energy, Inc.
Attention: Corporate Secretary
3 Great Pasture Road
Danbury, Connecticut 06810
Telephone: (203) 825-6000

You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the respective date of such documents. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be borne by the Company in connection with this offering. All expenses incurred with respect to the registration of the common stock will be borne by the Company. All amounts are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$5,195
Printing expenses	$3,500
Legal fees and expenses	$75,000
Accounting fees and expenses	$10,000
Total expenses	$93,695

Item 15. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that such person’s conduct was unlawful.

In addition, under Section 145 of the DGCL, a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that an officer or director of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Certificate of Incorporation, as amended, Amended and Restated By-Laws, and Insurance

The Company’s Certificate of Incorporation, as amended, provides that the Company may, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Company’s Certificate of Incorporation, as amended, further provides that no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that a director will be liable to the extent provided by applicable law (i) for breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated By-laws also provide for indemnification of the Company’s officers and directors to the fullest extent permitted by applicable law.

In addition, the Company maintains directors’ and officers’ liability insurance policies.

Item 16. Exhibits.

The exhibits listed in the Exhibit Index below are filed or incorporated by reference as part of this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of the Company, as amended, July 12, 1999 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 21, 1999).

4.2	Certificate of Amendment of the Certificate of Incorporation of the Company, dated November 21, 2000 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K dated January 12, 2017).

4.3	Certificate of Amendment of the Certificate of Incorporation of the Company, dated October 31, 2003 (incorporated by reference to Exhibit 3.11 to the Company’s Current Report on Form 8-K dated November 3, 2003).

4.4	Amended Certificate of Designation of Series B Cumulative Convertible Perpetual Preferred Stock, dated March 14, 2005 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K dated January 12, 2017).

4.5	Certificate of Amendment of the Certificate of Incorporation of the Company, dated April 8, 2011 (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K dated January 12, 2017).

4.6	Certificate of Amendment of the Certificate of Incorporation of the Company, dated April 5, 2012 (incorporated by reference to Exhibit 3.6 to the Company’s Annual Report on Form 10-K dated January 12, 2017).

4.7	Certificate of Amendment of the Certificate of Incorporation of the Company, dated December 3, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 3, 2015).

4.8	Certificate of Amendment of the Certificate of Incorporation of the Company, dated April 18, 2016 (incorporated by reference to Exhibit 3.9 to the Company’s Quarterly Report on Form 10-Q for the period ending April 30, 2016).

4.9	Certificate of Amendment of the Certificate of Incorporation of the Company, dated April 7, 2017 (incorporated by reference to Exhibit 3.10 to the Company’s Quarterly Report on Form 10-Q for the period ending April 30, 2017).

4.10	Certificate of Amendment of the Certificate of Incorporation of the Company, dated December 14, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated December 14, 2017).

4.11	Certificate of Amendment of the Certificate of Incorporation of FuelCell Energy, Inc., dated May 8, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 8, 2019).

4.12	Certificate of Amendment of the Certificate of Incorporation of FuelCell Energy, Inc., dated May 11, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 12, 2020).

4.13	Letter Agreement, dated January 20, 2020, among FuelCell Energy, Inc., FCE FuelCell Energy Ltd., and Enbridge Inc. relating to the amendment of the terms of the Class A Cumulative Preferred Stock of FCE FuelCell Energy Ltd. (incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K for the fiscal year ended October 31, 2019, filed by the Company on January 22, 2020).

4.14	Schedule A setting forth the amended rights, privileges, restrictions and conditions of the Class A Cumulative Preferred Stock of FCE FuelCell Energy Ltd. (incorporated by reference to Exhibit 4.14 to the Annual Report on Form 10-K for the fiscal year ended October 31, 2019, filed by the Company on January 22, 2020).

4.15	Articles of FCE FuelCell Energy Ltd., effective as of January 20, 2020, including in Article 27.2 the Special Rights and Restrictions of the Class A Preferred Shares of FCE FuelCell Energy Ltd. (incorporated by reference to Exhibit 4.15 to the Quarterly Report on Form 10-Q for the quarter ended April 30, 2020 filed by the Company on June 12, 2020).

4.16	Specimen of Common Share Certificate (incorporated by reference to Exhibit 4 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 31, 2000).

4.17	Form of Common Stock Warrant, issued pursuant to the Credit Facility (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Company on November 6, 2019).

4.18	Form of Series C Warrants to purchase common stock (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated April 27, 2017).

4.19	Amended and Restated By-Laws of the Company, dated December 15, 2016 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated December 15, 2016).

5.1	Opinion of Foley & Lardner LLP.

10.1	Credit Agreement, dated as of October 31, 2019, among FuelCell Energy, Inc., the Guarantors from time to time party thereto, the Lenders party thereto, and Orion Energy Partners Investment Agent, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on November 6, 2019).

10.2	First Amendment to Credit Agreement, dated as of November 22, 2019, by and among FuelCell Energy, Inc., each of the Guarantors party to the Credit Agreement, the Lenders party to the Credit Agreement and Orion Energy Partners Investment Agent, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on November 25, 2019).

10.3	Second Amendment to Credit Agreement, dated as of January 20, 2020, by and among FuelCell Energy, Inc., each of the Guarantors party to the Credit Agreement, each of the lenders party to the Credit Agreement and Orion Energy Partners Investment Agent, LLC (incorporated by reference to Exhibit 10.117 to the Annual Report on Form 10-K for the year ended October 31, 2019 filed by the Company on January 22, 2020).

10.4	Third Amendment to Credit Agreement, dated as of February 11, 2020, by and among FuelCell Energy, Inc., each of the Guarantors party to the Credit Agreement, each of the lenders party to the Credit Agreement and Orion Energy Partners Investment Agent, LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by the Company on February 13, 2020).

10.5	Fourth Amendment to Credit Agreement, dated as of April 30, 2020, by and among FuelCell Energy, Inc., each of the Guarantors party to the Credit Agreement, each of the lenders party to the Credit Agreement and Orion Energy Partners Investment Agent, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 4, 2020).

10.6	Fifth Amendment to Credit Agreement, dated as of June 8, 2020, by and among FuelCell Energy, Inc., each of the Guarantors party to the Credit Agreement, each of the lenders party to the Credit Agreement and Orion Energy Partners Investment Agent, LLC (incorporated by reference to Exhibit 10.13 to the Quarterly Report on Form 10-Q for the quarter ended April 30, 2020 filed by the Company on June 12, 2020).

10.7	Observer Right Agreement, dated October 31, 2019, among FuelCell Energy, Inc., the Subsidiaries from time to time party thereto, Orion Energy Credit Opportunities Fund II, L.P., Orion Energy Credit Opportunities Fund II PV, L.P., and Orion Energy Credit Opportunities Fund II GPFA, L.P. (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by the Company on November 6, 2019).

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 17. Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the Registrant is relying on Rule 430B:

A.        Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

B.        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on June 29, 2020.

FUELCELL ENERGY, INC.

By:	/s/ Michael S. Bishop
Name:	Michael S. Bishop
Title:	Executive Vice President, Chief Financial Officer and Treasurer

S-1

Such person whose signature appears below hereby appoints Jason Few and Michael S. Bishop, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power and substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement, and any registration statement relating to any offering made in connection with the offering covered by this Registration Statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as full and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Few	President, Chief Executive Officer, Chief Commercial Officer, and Director (Principal Executive Officer)	June 29, 2020
Jason Few

/s/ Michael S. Bishop	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2020
Michael S. Bishop

/s/ James H. England	Director – Chairman of the Board	June 29, 2020
James H. England

/s/ Matthew F. Hilzinger	Director	June 29, 2020
Matthew F. Hilzinger

/s/ Natica von Althann	Director	June 29, 2020
Natica von Althann

/s/ Chris Groobey	Director	June 29, 2020
Chris Groobey

S-2